Exhibit 10.1

Performance Criteria for 2008 under the Company's Annual Incentive Plan

For 2008, the corporate performance objectives and the derivative regional and/or category objectives under the Company's Annual Incentive Plan, which the Compensation Committee of the Company's Board of Directors approved on March 3, 2008, relate to increases in sales, earnings before interest and taxes and return on investment. The non-financial strategic initiatives, which the Compensation Committee also approved on March 3, 2008, relate to (i) customers, including market share, customer satisfaction, service performance and product quality, (ii) workforce, including managing talent and development, and (iii) innovation, including new products, growth and return on product investment, cost savings initiatives and research and development innovation.